Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

A-Mark Precious Metals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calcu-lation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other (1)	1,700,000 (2)	$28.59 (1)	$48,609,290 (1)	$110.20 per $1,000,000	$5,356.74
Total Offering Amount					$48,609,290(1)		$5,356.74
Total Fee Offsets							N/A
Net Fee Due							$5,356.74

(1) Determined solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h)(1), based on the average of the high and low sales prices of the Common Stock of A-Mark Precious Metals, Inc. on November 3, 2022, reported in the Nasdaq Global Select Market.

(2) Pursuant to Rule 416(a), the number of shares the offer and sale of which is registered hereby shall be adjusted to include any additional shares that may become issuable as a result of stock splits, stock dividends, other equity restructuring or similar transactions in accordance with the anti-dilution provisions of the A-Mark 2014 Stock Award and Incentive Plan, as amended and restated, and agreements evidencing outstanding awards thereunder.